PolarityTE Reports Fourth Quarter and Fiscal Year 2018 Results

SALT LAKE CITY, January 14, 2019 — PolarityTE, Inc. (Nasdaq: PTE), a commercial-stage biotechnology and regenerative biomaterials company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products for the fields of medicine, biomedical engineering and material sciences, today reported financial results for the fourth quarter and fiscal year ended October 31, 2018, and full-year operational milestones. PolarityTE will host a conference call and webcast today, January 14, 2019 at 8:00am ET. Please see details below.

Highlights

●	76% quarter over quarter increase in SkinTE revenues

●	172% quarter over quarter increase in total revenues

●	52% quarter over quarter increase in active accounts

●	17% quarter over quarter increase in-process accounts

●	Recent addition of 22 sales reps for a current total of 24 at the end of calendar year 2018.

●	Now active in 13 regions of the United States with product deployed in all of them

●	OsteoTE, the Company’s second commercial product, was registered with the FDA in preparation for limited market release in 2019.

●	The Company continues to demonstrate efficiency using just $3.8m of cash from operations per month.

●	Based on our anticipated spend, we believe we are more than adequately capitalized to meet capital needs for at least the next 12 months

Denver Lough, MD, PhD, Chairman & CEO said, “I’m very excited by the progress we made in 2018. We successfully transitioned from a limited market release of our SkinTE product to the beginning a regional market release. With this transition we have begun to hire a sales force to drive revenue and effectively commercialize SkinTE as we move through 2019. I’m proud of what we have accomplished, but I’m also proud to be part of a team that is focused on delivering the type of technology that can disrupt the current standard of care.”

“As we look to 2019, there are a number of milestones that I look forward to, including: the continued commercial rollout of SkinTE in the US; maturation of data that we expect will help drive continued adoption of SkinTE and validation of our platform; an inflection of medical conference presentations by doctors with SkinTE experience to provide further evidence of its efficacy; more clinical data and case studies that show the benefits of SkinTE over the current standard of care, skin grafts; and the market introduction of OsteoTE in the US.”

Financial results for the fourth quarter of fiscal year 2018

Total revenue for the three months ended October 31, 2018 was $1.1 million in total revenue, of which over $0.4 million was from sales of SkinTE and over $0.7 million was associated with PolarityTE’s contract research operations.

Research and development expenses for the three months ended October 31, 2018 were $4.8 million versus $3.7 million for the three months ended October 31, 2017. The $1.1 million increase was due to increased clinical research, increased headcount and increased stock-based compensation.

General and administrative expenses for the three months ended October 31, 2018 were $16.2 million versus $6.1 million for the three months ended October 31, 2017. The $10.1 million increase was primarily due to increased headcount, salaries, and related costs, including $9.2 million of stock-based compensation, which is a non-cash charge for the three months ended October 31, 2018. The Company believes this investment in talented human capital and infrastructure is sufficient to support increased manufacturing and sales for the near future.

During the three months ended October 31, 2018, the Company initiated the build out and training of its sales force in anticipation of the commercial launch of SkinTE, resulting in a current sales force headcount of 24 on Dec 31, 2018. Consequently, selling and marketing expenses for the three months ended October 31, 2018 were $2.4 million, of which $0.5 million was non-cash charges for stock-based compensation related to these new hires.

Net loss for the three months ended October 31, 2018 was $22.5 million compared with a net loss of $9.6 million for the three months ended October 31, 2017. This increased loss was driven by increased head count, manufacturing and commercial infrastructure and stock-based compensation. The company has grown from under 30 to over 160 employees during this period.

Fiscal Year Ended October 31, 2018

The Company recognized $1.6 million in total revenue for the fiscal year ended October 31, 2018, of which $0.7 million was net sales of SkinTE and $0.9 million was associated with contract research operations.

Research and development expenses for the fiscal year ended October 31, 2018 were $19.4 million, compared with $7.1 million for the fiscal year ended October 31, 2017. The $12.3 million increase was primarily due to salaries and related costs, including stock-based compensation, and research supplies. Stock based compensation, which is a non-cash charge included within research and development expenses, was $6.3 million in the fiscal year ended October 31, 2018, compared with $1.8 million in the fiscal year ended October 31, 2017.

General and administrative expenses for the fiscal year ended October 31, 2018 were $48.3 million, compared to $18.8 million for the fiscal year ended October 31, 2017. Stock based compensation, which is a non-cash charge included within the general and administrative expense, was $32.0 million in the fiscal year ended October 31, 2018, compared with $14.9 million in the fiscal year ended October 31, 2017.

Selling and marketing expenses for the fiscal year ended October 31, 2018 were $2.4 million, including $0.5 million of stock-based compensation.

Net loss attributable to common shareholders for the fiscal year ended October 31, 2018 was $74.2 million, or $4.86 net loss per common share, compared with a net loss of $131.3 million, or $26.67 net loss per common share, for the fiscal year ended October 31, 2017.

Cash and Liquidity as of October 31, 2018

As of October 31, 2018, cash and cash equivalents were $71.0 million compared with cash and cash equivalents of $17.7 million on October 31, 2017.

In the three months ended October 31, 2018, cash used in operations was $11.5 million, or approximately $3.8 million per month. This compares to $7.0 million, or approximately $2.3 million per month in the three months ended July 31, 2018, and $3.0 million, or approximately $1.0 million per month in the three months ended October 31, 2017.

Based on product development and commercialization plans, the Company believes existing cash and cash equivalents will be adequate to meet capital needs for at least the next 12 months.

Conference Call Information

Today, January 14, 2019 at 8:00am Eastern Time, the company will host a live conference call and webcast. The conference call can be accessed by calling 1-800-239-9838 (U.S. and Canada) or +44 (0)330 336 9105 (International), with the passcode 2482400 and referencing “Polarity TE, Inc. 4th Quarter 2018 Earnings Call”. A live webcast can be accessed by using the link below.

Link to Webcast

A replay of the call via web will be available for 12 months, beginning approximately one hour post the conclusion of the earnings call, and can be found by visiting PolarityTE’s website at https://www.polarityte.com/news-media/events or using the link above.

POLARITYTE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	October 31, 2018	October 31, 2017
ASSETS

Current assets:
Cash and cash equivalents	$70,961	$17,667
Accounts receivable	940	–
Inventory	238	–
Prepaid expenses and other current assets	1,163	297
Total current assets	73,302	17,964
Non-current assets:
Property and equipment, net	12,927	2,173
Intangible assets, net	957	–
Goodwill	278	–
Other assets	378	15
Total non-current assets	14,540	2,188
TOTAL ASSETS	$87,842	$20,152

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,363	$1,939
Other current liabilities	286	–
Current portion of long-term note payable	519	–
Deferred revenue	150	–
Warrant liability and embedded derivative	–	13,502
Total current liabilities	5,318	15,441
Long-term note payable, net	736	–
Other long-term liabilities	126	–
Total liabilities	6,180	15,441

Commitments and Contingencies

Redeemable convertible preferred stock - 0 and 6,455 shares authorized, issued and outstanding at October 31, 2018 and 2017; liquidation preference - $0 and $17,750.	–	4,541

STOCKHOLDERS’ EQUITY:
Convertible preferred stock - 25,000,000 shares authorized, 0 and 3,230,655 shares issued and outstanding at October 31, 2018 and 2017, aggregate liquidation preference $0 and $2,140, respectively	–	109,995
Common stock - $.001 par value; 250,000,000 shares authorized; 21,423,999 and 6,515,524 shares issued and outstanding at October 31, 2018 and 2017, respectively	21	7
Additional paid-in capital	406,087	149,173
Accumulated deficit	(324,446)	(259,005)
Total stockholders’ equity	81,662	170
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$87,842	$20,152

POLARITYTE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Years Ended
	October 31,
	2018	2017
Net revenues
Products	$689	$–
Services	874	–
Total net revenues	1,563	–
Cost of sales:		–
Products	500	–
Services	502	–
Total costs of sales	1,002	–
Gross profit	561	–

Operating costs and expenses
Product research and development	19,376	7,107
Research and development - intellectual property acquired	–	104,693
General and administrative	48,252	18,812
Sales and marketing	2,365	–
Total operating costs and expenses	69,993	130,612
Operating loss	(69,432)	(130,612)

Other income (expense)
Interest income	395	23
Change in fair value of derivatives	3,814	109
Loss on extinguishment of warrant liability	(520)	–
Net loss from continuing operations before income taxes	(65,743)	(130,480)
Benefit for income taxes	302	–
Net loss from continuing operations	(65,441)	(130,480)
Loss from discontinued operations	–	(449)
Gain on sale of discontinued operations	–	100
Loss from discontinued operations, net	–	(349)
Net loss after income taxes	(65,441)	(130,829)
Deemed dividend – accretion of discount on Series F preferred stock	(1,290)	(369)
Deemed dividend – exchange of Series F preferred stock	(7,057)	–
Cumulative dividends on Series F preferred stock	(373)	(124)
Net loss attributable to common stockholders	$(74,161)	$(131,322)

Net loss per share, basic and diluted:
Loss from continuing operations	$(4.29)	$(26.50)
Loss from discontinued operations	–	(0.07)
Net loss	(4.29)	(26.57)
Deemed dividend – accretion of discount on Series F preferred stock	(0.09)	(0.07)
Deemed dividend – exchange of Series F preferred stock	(0.46)	-
Cumulative dividends on Series F preferred stock	(0.02)	(0.03)
Net loss attributable to common stockholders	$(4.86)	$(26.67)
Weighted average shares outstanding, basic and diluted:	15,259,731	4,923,327

About PolarityTE®

PolarityTE is a commercial-stage biotechnology and regenerative biomaterials company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. The PolarityTE platform technology begins with a small piece of the patient’s own, or autologous, healthy tissue, rather than artificially manipulated individual cells. From this small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to enhance and stimulate the patient’s own cells to regenerate the target tissues. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures with the patient’s own tissue and uses the patient’s own body to support the regenerative process to create the same tissue from which it was derived. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing.

About SkinTE™

SkinTE is intended to be used by physicians or other appropriate healthcare providers for homologous uses of skin tissues/integument. Patients who have suffered from an event, disease, process or acquired deficit that results in the functional loss or void of skin/integument systems can receive SkinTE as an adjunct and/or in place of split-thickness skin grafting, full-thickness grafting, temporizing skin coverage and/or skin substitute products. SkinTE is for autologous use only. Aseptic technique during harvest and deployment of SkinTE is mandatory. SkinTE is regulated by the FDA as an HCT/P solely under Section 361 of the Public Health Service Act and 21 CFR 1271. The FDA has specific regulations governing HCT/Ps. HCT/Ps that meet the criteria for regulation solely under Section 361 of the Public Health Service Act and 21 CFR 1271 (361 HCT/Ps) are not subject to pre-market clearance or approval requirements, but are subject to post-market regulatory requirements.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE and OSTEOTE are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS:

Investors:

Rich Haerle

PolarityTE, Inc.

ir@PolarityTE.com

(385) 831-5284

Hans Vitzthum

LifeSci Advisors, LLC

Hans@LifeSciAdvisors.com

(617) 535-7743

Media:

Jenna Mathis

PolarityTE, Inc.

JennaMathis@polarityTE.com
(610) 751-3985